Exhibit 99.1

May 9, 2013

VIA EMAIL (PDF)

Thomas J. Hughes
Chief Executive Officer
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, New York  10104

Re:  Gleacher & Company, Inc.

Dear Tom:

As you know, it has been clear since February 23, 2013 that we, the four members of the Special Committee — directors Henry Bienen, Robert Gerard, Bruce Rohde and Robert Yingling — do not intend to stand for re-election at the Company’s upcoming May 23, 2013 annual meeting of shareholders.  (See attached February 23, 2013 letter.)

As you also know, and as disclosed in the Company’s Schedule 14A filings, four of the Company’s current Board members are expected to be nominated for re-election, with three of them standing on the MatlinPatterson slate, and with you standing on the Clinton Group slate.  Altogether, there are 20 potential nominees for election to the Board at the present, with eight on the MatlinPatterson slate and 12 on the Clinton Group slate.  Based on current filings, it is unclear to us how many Board seats will be filled as a result of the upcoming election but we understand that it is possible that less than nine directors may be elected.

Recently, MatlinPatterson requested that we reconsider our decision not to stand for re-election despite having earlier made clear that they would not vote for us.  On May 8, 2013, we declined that request.  (See attached May 8, 2013 letter.)  Notwithstanding that, earlier today MatlinPatterson amended its proxy statement to disclose that it continues to be open to the possibility of voting for us to remain on the Board should we reconsider our decision and stand for election.  So that this issue can be finally put to rest and for the purpose of providing clarity to the Company, we write to inform the Company that we intend to resign as directors of the Company, on May 23, 2013, at which time we will have served a year from when were last elected.

We appreciate the opportunity to have worked with you and the leadership team you recruited since you joined the Company two years ago.

Very truly yours,

Henry Bienen
Robert Gerard
Bruce Rohde
Robert Yingling

Enclosures
cc:	Marshall Cohen
Mark R. Patterson
Christopher R. Pechock

Patricia A. Arciero-Craig, Esq.
Gleacher & Company, Inc.

Donald J. Murray, Esq.
Covington & Burling LLP

VIA FACSIMILE 212-273-7321

February 23, 2013

THOMAS J. HUGHES

Chief Executive Officer

Gleacher & Company, Inc.

1290 Avenue of the Americas

New York, NY 10104

Dear Tom:

We are writing to inform you that it is not our intention to stand for re-election to the Company’s Board of Directors at the next Annual Meeting.

As you know, last June the Board of Directors unanimously adopted a resolution appointing a Special Committee to review and evaluate strategic alternatives with respect to the Company. In order to represent all shareholders, without conflict, that resolution required that the members of the Special Committee be completely independent. Accordingly, executive officers of the Company (i.e., you as CEO and Eric Gleacher as Executive Chairman) and/or significant shareholders or their representatives (i.e., Matlin-Patterson holding 28% and Mr. Gleacher holding 11+%) were disqualified from serving.

The four signatories to this letter comprise the Special Committee. Since our formation, with the assistance of our advisors, Credit Suisse and Cahill Gordon & Reindel, the Committee has conducted extensive discussions and evaluations of numerous strategic alternatives and actively engaged with many parties. The primary criterion the Committee employed in its work was whether the specific proposition under consideration would be likely to enhance value for all of the Company’s shareholders.

The Special Committee may continue to seek, receive, and evaluate strategic alternatives. However, we understand that the large shareholders referenced above will oppose the election of each of the members of the Special Committee. Specifically, partners of Matlin-Patterson have advised us that their firm opposes our re-election and that it intends to submit an alternative slate of directors for inclusion in the Proxy Statement. We have good reason to believe that Mr. Gleacher also would vote his shares against us were we to run. These shareholders are of course entitled to their own views regarding the future direction of the Company and vote their shares in a manner that best suits their own interests. Whatever may be the case, given the intentions they have expressed, it is a virtual certainty that if we were to stand for re-election, we would not be elected.

With the likelihood of our election so remote, we do not believe it would be in the best interests of the Company to force it to incur the distraction and expense of a contested election. Under these circumstances, we will be precluded from continuing to serve the Company and its shareholders. Should the situation change in the interim, we may be willing to reconsider our decision not to stand.

Yours very truly,

/s/ Robert Yingling
Robert Yingling, Chairman, Special Committee

/s/ Henry Bienen
Henry Bienen, Member, Special Committee

/s/ Robert Gerard
Robert Gerard, Member, Special Committee

/s/ Bruce Rohde
Bruce Rohde, Member, Special Committee

cc: Cahill Gordon & Reindel
Credit Suisse
Covington & Burling
Patricia Arciero-Craig, General Counsel

May 8, 2013

Mr. Mark R. Patterson

Mr. Christopher R. Pechock

MatlinPatterson Global Advisers LLC

520 Madison Avenue

New York, New York 10022

Re: Gleacher & Company, Inc.

Dear Mark and Chris:

We have considered your request in your email, dated April 24, 2013, that the Board of Directors (the “Board”) of Gleacher & Company, Inc. (the “Company”) nominate us to serve as directors of the Company, the comments on that subject set forth in the revised preliminary proxy statement materials filed by MatlinPatterson on May 6, 2013 and the present circumstances facing the Company.  Contrary to the implication in your email, we do not believe there has been any change in the situation from February 2013 insofar as the “change in control” provisions you refer to are concerned.  To the contrary, the change in control provisions and related “Qualifying Termination” provisions are unchanged from how they read in February.  We note that they have been in place since August 2012, and three of the individuals MatlinPatterson has nominated for Board positions (the two of you and Marshall Cohen) were advocates for such provisions at the time of their adoption.  There can be little doubt that you have had ample time to familiarize yourselves with their mechanics.

Beginning in November 2012, you have been informing us of your intentions to propose your own slate of director nominees for the Board.  Despite your knowledge of the “change in control” provisions you cite, you decided in February 2013 to formally advise us that “Matlin FA was considering (i) not voting its shares for the re-election of Robert Yingling, Robert Gerard, Henry Bienen and Bruce Rohde and (ii) nominating alternative candidates for election.”  Your position was set forth in a letter to the Company filed as an exhibit to an amendment to the MatlinPatterson Schedule 13D.  In that letter, you disclosed the names of the slate of nominees you intended to put forward.  When you took those actions you had to have known, or should have known as Company directors, that if your slate was elected it would constitute a “change in control”.

That said, and you appear to recognize, that our not continuing as directors does not in and of itself trigger any payment obligation of the Company.  That obligation would only arise in the case of a “Qualifying Termination” which, as defined, would require both a change in control and a termination of the individuals covered by the provisions “during the thirty-month period that begins six months before the Change in Control and ends twenty-four months after the Change in Control.”

Should you and Marshall Cohen remain on the Board, the three of you will have significant input into whether that second condition is triggered or not—and whether it would be triggered with respect to all covered individuals or only some of them. We presume, but of course cannot know, that you took that into account when you advised us of your position in February 2013.

In short, the circumstances now are no different from the circumstances then and for that reason we are not inclined to change our position.

We have done our best as a Special Committee to carry out our mandate to find a way forward that is beneficial to the Company and all its shareholders and will continue to do so long as we serve as directors.  However, we do not believe it would be in the shareholders’ best interest for us to stand for re-election given MatlinPatterson’s publicly expressed support for its slate of director nominees.  Further, recognizing that another significant shareholder has proposed a slate of director nominees, we continue to believe (as we did in February 2013 when you identified your slate) that it is not in the best interest of the shareholders that we be parties to a proxy fight that would waste Company time, energy and money.

There are presently two slates consisting of a total of 20 nominees.  The shareholders have ample choice without adding more nominees for their consideration.  However, in light of confusion that may exist as a result of Matlin/Patterson’s proxy statement disclosures that it might not vote for all of its nominees in an effort to avoid a “change in control,”  we confirm the position we took in our letter dated February 23, 2013 (a copy of which was included as an exhibit to a Form 8-K filed by the Company on February 25, 2013) that we do not intend to stand for election at the shareholders’ annual meeting scheduled for May 23, 2013.  We are copying the Company on this letter in order to assure that there is no confusion as to our position.

Your actions in February 2013 and before—not ours— have created the situation under the “change in control” provisions you now invoke as an issue. Nothing has changed between then and now as far as the implications of your February 2013 actions under those provisions are concerned.  Following the annual meeting, if you remain on the Board it will be up to you to decide whether or not to take steps in the future, or if you are not on the Board to use your influence as the Company’s largest shareholder to influence steps that may be taken, which might trigger payments under those provisions.

Very truly yours,

Henry Bienen

Robert Gerard

Bruce Rohde

Robert Yingling

VIA EMAIL PDF

cc:	Mr. Thomas J. Hughes,
Patricia Arciero-Craig, Esq.

Gleacher & Company, Inc.

Donald J. Murray, Esq.

Covington & Burling LLP